Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Omnibus Stock Incentive Plan, as amended and restated on August 22, 2022, of DigitalBridge Group, Inc. of our reports dated February 27, 2023, with respect to the consolidated financial statements of DigitalBridge Group, Inc. and the effectiveness of internal control over financial reporting of DigitalBridge Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

April 3, 2023